EXHIBIT 11

          Computation of Earnings (Loss)
         Per Common and Equivalent Shares

Year Ended December 31, 1996                                  Primary            Fully Diluted
----------------------------                                  -------            -------------
Net loss                                                 $(3,189,452)             $(3,189,452)

Weighted average common shares outstanding                  6,198,260                6,198,260
                                                            =========                =========

Loss per common share                                     $    (0.51)              $    (0.51)
                                                          ===========              ===========


Year Ended December 31, 1995
----------------------------

Net income                                                $ 2,892,808              $ 2,892,808
Plus: Interest income assumed to be earned on
proceeds from assumed exercise of options and
warrants in excess of 20% limitation                          190,696                  471,459
                                                              -------                  -------

Adjusted Net Income                                       $ 3,083,504              $ 3,364,267
                                                          ===========              ===========

Weighted average common shares outstanding                  4,805,427                4,805,427
Plus: Incremental shares issued on assumed
exercise of options and warrants                            1,271,255                2,066,740
                                                            ---------                ---------

Weighted average common shares outstanding                  6,076,682                6,872,167
                                                          ===========              ===========

Income per common and equivalent share                    $      0.51              $      0.49
                                                          ===========              ===========


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